Exhibit 99.1

Investor Relations contact:	Public Relations contact:
Stephanie Hillstrom	Anne Coyle
Director, Investor Relations	Weber Shandwick
(415) 343-7640	(617) 520-7007
investor.relations@micromuse.com	acoyle@webershandwick.com

March 22, 2004

Micromuse Receives Expected Nasdaq Notice Related to Late Filing of

Form 10-Q

SAN FRANCISCO – Micromuse Inc. (Nasdaq: MUSEE), the leading provider of business and service assurance software, announced today that the Company has received a letter from the Nasdaq staff indicating that, because the Company previously announced on February 10, 2004 that it would fail to timely file its Form 10-Q for Q1 Fiscal 2004, Micromuse is not in compliance with the filing requirements for continued listing on Nasdaq as set forth in Nasdaq Marketplace Rule 4310(c)(14). The Nasdaq rules require Micromuse to issue a press release disclosing the receipt of this letter from the Nasdaq staff.

As announced in a press release dated December 30, 2003, Micromuse is engaged in preparation of the restatement of historical financial statements, including adjustments to previously published financial results for fiscal years ending September 30, 2000 through 2003.

The Company reiterated its goal, announced on February 10, 2004, to complete the process on or before the filing deadline for its Q2 Form 10-Q on May 17, 2004 and its plans to become current in its SEC filings and compliant with requirements for continued listing on Nasdaq at approximately the same time.

Pursuant to those Nasdaq rules, Micromuse securities remain subject to delisting from the Nasdaq National Market. The Company is continuing to work diligently to complete the restatement, to comply with applicable rules, and to cooperate with Nasdaq.

About Micromuse

Micromuse Inc. (Nasdaq: MUSEE) is the leading provider of service and business assurance software solutions. The Netcool® software suite provides organizations with the assurance that their IT systems are supporting and driving profits 24 hours a day. Unlike traditional infrastructure management systems, Netcool solutions provide realtime end-to-end visibility and accurate troubleshooting from a business perspective. Such business intelligence allows organizations to respond to problems quickly, streamline workflow processes and improve business uptime. Micromuse customers include Cable & Wireless, Charles Schwab, Deutsche Telekom, Digex, EarthLink, GE Appliances, ITC^DeltaCom, J.P. Morgan Chase, T-Mobile, and Verizon. Headquarters are located at 139 Townsend Street, San Francisco, Calif. 94107; (415) 538-9090. The Web site is at www.micromuse.com.

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Micromuse and Netcool are registered trademarks of Micromuse Ltd. All other trademarks and registered trademarks in this document are the properties of their respective owners. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties.

The factors that could cause actual future results to differ materially from the forward-looking statements include the following: the uncertain extent to which prior period financial information will need to be restated; uncertainties that may be associated with any Nasdaq hearing or appeals that seek to avoid delisting of the Company’s stock from the Nasdaq National Market for failure to timely file the fiscal 2003 Form 10-K and Q1 fiscal 2004 Form 10-Q; the scope, results and effect of the restatement process; uncertainties relating to the time needed by the Company’s independent auditors to complete the fiscal 2003 audit; uncertainty as to when the fiscal 2003 Form 10-K and the fiscal 2004 Form 10-Qs will be filed; uncertainties associated with patent litigation and uncertainties associated with class action and other lawsuits that have been filed against the Company and certain officers and directors as a result of the Company’s intended restatement; fluctuations in customer demand; the Company’s ability to manage its growth (including the ability to hire sufficient sales and technical personnel); the risks associated with the expansion of the Company’s distribution channels; the risk of new product introductions and customer acceptance of new products; the rapid technological change which characterizes the Company’s markets; the risks associated with competition; the risks associated with international sales as the Company expands its markets; and the ability of the Company to compete successfully in the future; as well as other risks identified in the Company’s Securities and Exchange Commission Filings, including but not limited to those appearing under the caption “Risk Factors” in the Company’s most recent Quarterly Reports on Form 10-Q and on Form 10-K on file with the Securities and Exchange Commission and available on the Company’s Web site. The company disclaims any obligation or intention to update or revise any forward-looking statements.